EXHIBIT 99.1

FieldPoint Petroleum Corporation Approved For American Stock Exchange Listing
September 16, 2005

AUSTIN, TX - (BUSINESS WIRE) - September 15, 2005 - FieldPoint Petroleum Corporation (OTCBB:-FPPC-News) today announced that the Company received approval from the American Stock Exchange to list its common stock for trading. Assuming finalization of any filings and fees, FieldPoint could begin trading on the Amex under the symbol FPP. FieldPoint Petroleum Corporation has retained Cohen Specialist, L.L.C., as specialist in trading FPP shares.

Trading approval from the Amex is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com.